                                                                    EXHIBIT 99.5

                     Audited Combined Financial Statements

                              NWI Warehouse Group

                    Years ended December 31, 1994 and 1995
                      with Report of Independent Auditors

                              NWI Warehouse Group

                     Audited Combined Financial Statements


                    Years ended December 31, 1994 and 1995


                                   CONTENTS

Report of Independent Auditors................................................1

Audited Combined Financial Statements

Combined Balance Sheets as of December 31, 1994
  and 1995 and June 30, 1996 (Unaudited)......................................2
Combined Statements of Income for the Years Ended
  December 31, 1994 and 1995 and the Six Months
  Ended June 30, 1995 and 1996 (Unaudited)....................................3
Combined Statements of OwnersO Equity for the Years
  Ended December 31, 1994 and 1995 and the Six Months
  Ended June 30, 1996 (Unaudited).............................................4
Combined Statements of Cash Flows for the Years Ended
  December 31, 1994 and 1995 and the Six Months
  Ended June 30, 1995 and 1996 (Unaudited)....................................5
Notes to Combined Financial Statements........................................7

                        Report of Independent Auditors

To the Partners of NWI Warehouse Group, L.P.
and Owners of Buckley & Company Real Estate, Inc.

We have audited the accompanying combined balance sheets as of DecemberE31, 1994 and 1995, of NWI Warehouse Group (Note 1), and the related combined statements of income, owners' equity, and cash flows for the years ended December 31, 1994 and 1995. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position at DecemberE31, 1994 and 1995, of NWI Warehouse Group (Note 1), and the combined results of their operations and their cash flows for the years ended December 31, 1994 and 1995 in conformity with generally accepted accounting principles.




                                                        ERNST & YOUNG LLP

Atlanta, Georgia
September 27,1996

                              NWI Warehouse Group

                            Combined Balance Sheets
                                (In thousands)

                                             DECEMBER 31       JUNE 30,
                                           1994      1995       1996
                                         --------------------------------
                                                             (Unaudited)
ASSETS
Real estate assets:
  Land                                     $ 9,113   $13,008    $17,342
  Buildings and improvements                30,885    35,255     41,817
  Accumulated depreciation                  (5,453)   (6,575)    (7,181)
                                         ------------------------------
Operating real estate assets                34,545    41,688     51,978
  Developments in progress                   1,870    11,149     10,255
  Land held for future development           4,866     9,555      7,037
                                         ------------------------------
Net real estate assets                      41,281    62,392     69,270

Cash and cash equivalents                      785     1,313      2,669
Notes receivable from related parties        4,662         -          -
Deferred financing costs, net                  354       716        875
Receivables, net                               981       753        936
Receivables, related parties                    55       166         36
Other assets                                   313        85        121
                                         ------------------------------
Total assets                               $48,431   $65,425    $73,907
                                         ==============================

LIABILITIES AND OWNERS' EQUITY
Mortgage notes payable                     $29,237   $43,641    $50,269
Bank line of credit                            185       640      1,500
Notes payable, other                           523       963        899
Notes payable, related parties               1,362     1,220      1,560
Accounts payable and accrued expenses        2,098     2,438      2,313
Other liabilities                               92       126        155
                                         ------------------------------
Total liabilities                           33,497    49,028    $50,269
                                                                  1,500
Owners' equity                              24,180    25,219        899
Less:  notes receivable from owners         (9,246)   (8,822)     1,560
Owners' equity, net                         14,934    16,397      2,313
                                                                    155
                                         ------------------------------
Total liabilities and owners' equity       $48,431   $65,425    $73,907
                                         ==============================

See accompanying notes.

                              NWI Warehouse Group

                         Combined Statements of Income
                                (In thousands)

                                          YEAR ENDED DECEMBER 31    SIX MONTHS ENDED JUNE 30
                                             1994        1995          1995         1996
                                        -------------------------  --------------------------
                                                                          (Unaudited)
Revenues:
   Rental income                              $4,978      $5,836       $2,718        $3,675
   Tenant reimbursements                         875         994          350           662
   Other                                          28         348           84           134
                                        -------------------------  --------------------------
                                               5,881       7,178        3,152         4,471
                                        -------------------------  --------------------------

Expenses:
   Property operating and maintenance            763         762          380           426
   Real estate taxes                             559         642          321           335
   Tenant improvements and lease
     commissions                                 131         445          200           307
   Depreciation                                  984       1,127          543           621
   Interest - third party                      2,470       3,000        1,440         2,029
   Interest - related party                       11          93           45            65
   Amortization of deferred financing
     costs                                        53          93           47            54
   General and administrative                    479         643          271           325
                                        -------------------------  --------------------------
                                               5,450       6,805        3,247         4,162
                                        -------------------------  --------------------------

Operating income (loss)                          431         373          (95)          309

Interest income from related parties           1,385       1,117          588           445
                                        -------------------------  --------------------------
Income before income taxes                     1,816       1,490          493           754

Income tax expense                                39         102           41            48
                                        -------------------------  --------------------------
Net income                                    $1,777      $1,388       $  452        $  706
                                        =========================  ==========================

See accompanying notes.

                              NWI Warehouse Group

                     Combined Statements of Owners' Equity
                                (In thousands)

Owners' equity, January 1, 1994                   $22,431
 Contributions                                        288
 Distributions/dividends                             (316)
 Net income                                         1,777
                                                ---------
Owners' equity, December 31, 1994                  24,180
 Distributions/dividends                             (349)
 Net income                                         1,388
                                                ---------
Owners' equity, December 31, 1995                  25,219
 Distributions/dividends (unaudited)               (1,147)
 Net income (unaudited)                               706
                                                ---------
Owners' equity, June 30, 1996 (unaudited)         $24,778
                                                =========

See accompanying notes.

                              NWI Warehouse Group

                       Combined Statements of Cash Flows
                                (In thousands)

                                                     YEAR ENDED DECEMBER 31              SIX MONTHS ENDED JUNE 30
                                                       1994         1995                   1995           1996
                                                    ------------------------            --------------------------
                                                                                               (Unaudited)
OPERATING ACTIVITIES
Net income                                           $ 1,777       $  1,388              $ 452           $  706
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization                        1,037          1,220                590              675
  Provision for bad debts                                168            183                 61               36
  Straight-line rent revenue                              60            171                 86               47
  Accrued interest income on notes
    receivable from related parties                     (905)          (572)               (42)            (162)

  Net change in:
    Receivables                                          259           (203)               155             (106)
    Accounts payable, accrued expenses and
      other liabilities                                  196            211               (130)             (63)

    Other                                               (300)           153                171              (52)
                                                     -----------------------           --------------------------
Net cash provided by operating
  activities                                           2,292          2,551              1,343            1,081
                                                     -----------------------           --------------------------

INVESTING ACTIVITIES
Property acquisition, development and
  construction                                        (9,499)       (22,034)           (10,367)          (7,546)

Notes receivable collections                           1,762         10,823             10,823              850
Interest proceeds on notes receivable                      -          3,483              3,483              572
Notes receivable additions                                 -         (8,648)            (8,649)              (5)
                                                     ------------------------          --------------------------
Net cash used in investing activities                 (7,737)       (16,376)            (4,710)          (6,129)
                                                     ------------------------          --------------------------

                              NWI Warehouse Group

                                (In thousands)

                                                YEAR ENDED DECEMBER 31       SIX MONTHS ENDED JUNE 30
                                                  1994         1995             1995          1996
                                              -------------------------     --------------------------
                                                                                   (Unaudited)
FINANCING ACTIVITIES
Proceeds from mortgage, construction
  and other notes payable                         3,730       21,610            4,269         8,583
Repayments of mortgage, construction
  and other notes payable                          (625)      (6,766)            (315)       (2,019)
Proceeds from notes payable to related
  parties                                           961          517              427           520
Principal payments on notes payable to
  related parties                                   (62)        (659)            (659)         (180)
Line of credit proceeds (repayments),
  net                                               185          455              (90)          860
Contributions                                       288            -                -             -
Distributions/dividends                            (316)        (349)            (162)       (1,147)
Deferred financing costs                            (44)        (455)            (219)         (213)
                                              -------------------------     --------------------------
Net cash provided by financing
activities                                        4,117       14,353            3,251         6,404
                                              -------------------------     --------------------------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                    (1,328)         528             (116)        1,356
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD                             2,113          785              785         1,313
                                              -------------------------     --------------------------
CASH AND CASH EQUIVALENTS AT  END OF
  PERIOD                                      $     785     $  1,313        $     669      $  2,669
                                              =========================     ==========================
Supplemental disclosure of cash flow
  information:
    Interest paid                             $   2,478     $  2,972        $   1,258      $  2,185
                                              =========================     ==========================
    Interest capitalized                      $      75     $    135        $     112      $    156
                                              =========================     ==========================

See accompanying notes.

                              NWI Warehouse Group

                    Notes to Combined Financial Statements

                    Years ended December 31, 1994 and 1995


1. ORGANIZATION AND BASIS OF COMBINATION

NWI Warehouse Group ("NWI") represents the combined industrial building development, construction, ownership and management operations of NWI Warehouse Group, L.P. (the "Partnership") and certain assets, liabilities and operations of Buckley & Company Real Estate, Inc. ("Buckley"), comprising primarily the property management operations of NWI. The accompanying financial statements of NWI have been presented on a combined basis due to the anticipated common ownership through their acquisition by a real estate investment trust (Note 10).

As of December 31, 1995, NWI owned and managed 15 industrial buildings comprising 1.3 million square feet and had nine additional buildings under development or in lease-up comprising an additional 1.1 million square feet. The buildings are located in Nashville, Tennessee.

The Partnership commenced business operations in 1993 through a combination with nine related partnerships and the contribution of certain assets and liabilities of other related partnerships and entities under common management and control. In 1994, six additional related partnerships were combined with and into the Partnership. These combining, related partnerships (the "Predecessor Partnerships") discussed herein, and their related properties, are as follows:

                                                             COMMENCEMENT OF
                                                             RENTAL OPERATIONS
     PREDECESSOR PARTNERSHIPS          PROPERTY
  ------------------------------------------------------------------------------
  Partnerships:
     Pine Tree Corporation             Airpark I                     1985
     NWI VI, L.P.                      Airpark II                    1986
     NWI VII, L.P.                     Airpark III                   1986
     NWI XIV, L.P.                     Airpark IV                    1989
     NWI XI, L.P.                      Airpark V                     1988
     NWI XVI, L.P.                     Airpark VI                    1990
     NWI XIX, L.P.                     Airpark VII                   1992
     NWI XX, L.P.                      Airpark VIII                  1995
     NWI XXI, L.P.                     Airpark IX                    1995
     NWI VIII, L.P.                    Brentwood South I             1987
     NWI IX, L.P.                      Brentwood South II            1987
     NWI XVII, L.P.                    Brentwood South III           1989
     NWI XVIII, L.P.                   Brentwood South IV            1990
     NWI XXIII, L.P.                   Brentwood South V             1990
     NWI XXII, L.P.                    Brentwood South VI            1990

The combination of the Predecessor Partnerships, described above, was accounted for as a reorganization of entities under common control and, accordingly, the related assets, liabilities and owner's equity were reflected at historical cost in a manner similar to that in pooling of interests accounting. Accordingly, the accompanying combined financial statements of NWI, have been presented giving retroactive effect to all periods prior to the combinations. All significant intercompany accounts and transactions have been eliminated in these combined financial statements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REAL ESTATE ASSETS

Buildings and improvements are recorded at the lower of cost or estimated fair value and are depreciated on the straight-line basis over their estimated useful lives of 19 to 31.5 years. The cost of buildings and improvements includes interest, property taxes and insurance incurred during the period of construction. Initial tenant finishes are capitalized and depreciated over the life of the building. Subsequent tenant finishes are generally expensed unless permanent changes are made to the leasehold improvement. Significant renovations or betterments which extend the economic useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to operations as incurred.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of highly liquid investments purchased with original maturities of three months or less from the date of purchase. NWI maintains, from time to time, cash deposits in excess of federally insured amounts at one banking institution.

REVENUE RECOGNITION

All leases are classified as operating leases and the related rental income is recognized on a straight-line basis over the terms of the respective leases. Costs incurred to procure operating leases are expensed. Straight-line rent receivables totaled $392,000 and $563,000 as of December 31, 1994 and 1995, respectively. Tenant reimbursements for property taxes and other recoverable expenses are recognized as revenues in the period the applicable expenses are incurred. NWI provides for uncollectible tenant receivables based on a review of specific receivable balances and past collection experience. The allowance for doubtful accounts totaled $77,000 and $114,000 at December 31, 1994 and 1995, respectively.

DEFERRED FINANCING COSTS

Deferred financing costs include fees and costs incurred to obtain long-term financing, and are amortized over the term of the loan. Accumulated amortization totaled $146,000 and $239,000 at December 31, 1994 and 1995, respectively.

ACCOUNTING RECORDS

NWI's underlying accounting records are maintained on the cash basis of accounting utilized for income-tax reporting purposes. The accompanying combined financial statements have been adjusted to the accrual basis of accounting prescribed by generally accepted accounting principles and thus reflect accounts receivable, accrued straight-line rents, accrued interest on notes receivable to related parties, accounts payable, accrued interest, and other accruals that are not recorded in the accounting records. The combined financial statements also reflect adjustments for depreciation and amortization to convert the accounting records to the accrual basis of accounting.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 1995, SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was issued. SFAS 121 established new standards on how impairment losses on long-lived assets, including real estate assets, should be measured. NWI's adoption of Statement 121, effective January 1, 1995, had no effect on the accompanying combined financial statements.

UNAUDITED INTERIM FINANCIAL INFORMATION

The combined balance sheet as of June 30, 1996 and the combined statements of income and cash flows for the six months ended June 30, 1995 and 1996 (interim financial statements) have been prepared by management and are unaudited. In the opinion of management the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the interim results. The results for the six months ended June 30, 1995 and 1996 may not be indicative of operating results for the full respective years.

3. NOTES RECEIVABLE FROM OWNERS AND RELATED PARTIES

NWI has $13,908,000 and $8,822,000 at December 31, 1994 and 1995, respectively, in notes receivable from the owners of NWI and other related real estate partnerships that have the same owners and/or general partner as the Partnership. The notes are unsecured, payable upon demand and are generally repaid from the sale of the assets, if any. The notes bear interest at 10% which is not due until the note is paid in full. However, at the option of the payee interest can be paid throughout the period that the note is outstanding. Interest earned on notes receivable from related parties totaled $1,385,000 and $1,117,000 for the years ended DecemberE31, 1994 and 1995, respectively.

The related parties, along with the principal and interest owed by each at December 31, 1994 and 1995, are as follows:

1994
------------------------------------------------------------------------
             RELATED PARTY                PRINCIPAL   INTEREST  TOTAL
------------------------------------------------------------------------
Notes receivable from Owners:
 NWI X, L.P.                                 $4,594    $1,795  $6,389
 Albert Buckley                                 193       116     309
 John W. Nelley, Jr.                            948       532   1,480
 Pine Tree Corporation                          765       303   1,068
                                        --------------------------------
                                             $6,500    $2,746  $9,246
                                        ================================


Notes receivable from Related Parties:
 Four Forty Associates, L.P.                 $3,759    $  713  $4,472
 Airpark West, L.P.                             167        23     190
                                        --------------------------------
                                             $3,926    $  736  $4,662
                                        ================================

1995
------------------------------------------------------------------------
             RELATED PARTY                PRINCIPAL   INTEREST  TOTAL
------------------------------------------------------------------------
Notes receivable from Owners:
 NWI X, L.P.                                 $5,200    $  311  $5,511
 Albert Buckley                                 360        31     391
 John W. Nelley, Jr.                          1,500       130   1,630
 Pine Tree Corporation                        1,190       100   1,290
                                        --------------------------------
                                             $8,250    $  572  $8,822
                                        ================================

NWI X, L.P. is the general partner of the Partnership. The general partners of NWI X, L.P. are also the general partners of Airpark West, L.P. and Four Forty Associates, L.P.

4. RELATED PARTY TRANSACTIONS

NWI has notes payable to partners of the Partnership of $1,362,000 and $1,220,000 and accrued interest payable of $11,000 and $7,000 at DecemberE31, 1994 and 1995, respectively. These notes payable are unsecured, payable upon demand and bear interest ranging from 9% to 10%.

NWI purchased undeveloped land from related parties for $3,895,000 and $5,204,000 in 1994 and 1995, respectively. NWI also paid legal, accounting and property maintenance fees to related parties totaling $241,000 and $26,000 in 1994 and 1995, respectively.

NWI received rental income and expense reimbursements of $639,000 and $251,000, for the years ended December 31, 1994 and 1995, respectively, from entities which are owned by individuals who are also investors in NWI.

5. NOTES PAYABLE AND BANK LINE CREDIT

Mortgage notes payable consists of the following (in thousands):

                                                                              DECEMBER 31
                                                                         1994          1995
                                                                      ------------------------
Mortgage note, principal and interest payable
  monthly at 8.1%, due in 2006                                         $12,745       $12,521
Mortgage note, principal and interest payable
  monthly at 8.0%, due in 2006                                               -         8,962
Mortgage note, principal and interest payable
  monthly at 9.5%, due in 2000                                           7,230         7,157
Mortgage note, principal and interest payable
  monthly at 9.5%, due in 1998                                           2,683         2,659
Mortgage note, with monthly payments at varying
  amounts, including interest at bank prime plus
  1/2% (9.0% at December 31, 1995), due in 1998                          2,411         2,404
Mortgage note, principal and interest payable
  monthly at 9.80%, due in 2000                                          2,210         2,193
Mortgage note, principal and interest payable
  monthly at 8.0%, due in 2006                                               -         1,990
Construction loans, with varying monthly
  payments and interest at bank prime plus 1/2%,
  due in 1997 through 1999                                               1,958         3,503
Land loan, annual principal payments of $300,000
  plus monthly payments of interest at bank prime
  plus 1/2% (9.0% at December 31, 1995), due in
  1998                                                                       -         2,252
                                                                      -----------------------
                                                                       $29,237       $43,641
                                                                      =======================

At December 31, 1995, the Partnership had a secured line of credit agreement with a bank. Under its terms, the Partnership could borrow up to $1,110,000 at the bankOs index rate (8.5% at DecemberE31, 1995). The agreement was secured by land held for development totaling $2,090,000 at DecemberE31, 1995. At December 31, 1994 and 1995, the Partnership had borrowings of $185,000 and $640,000 under this agreement, respectively. In 1996, the line of credit was renewed and expanded into a $5,600,000 agreement which matures in 1999.

As of December 31, 1994 and 1995 NWI had other notes payable totaling $523,000 and $963,000, respectively, to various unrelated individuals and trusts that are unsecured and payable upon demand. These notes bear interest ranging from 9% to 10% and are used to purchase land, construct buildings, and fund operations.

At December 31, 1995, aggregate available borrowing capacity under construction loans was approximately $6,102,000.

Aggregate principal payments required by mortgage, construction and other notes payable as of December 31, 1995 are as follows (in thousands):

                                          1995
                                    ----------------
                1996                    $ 2,469
                1997                      1,494
                1998                      6,031
                1999                      3,058
                2000                     11,060
                Thereafter               21,132
                                    ----------------
                                        $45,244
                                    ================

6. LEASING ACTIVITY

Future minimum rentals receivable in accordance with tenant lease terms under noncancelable operating leases as of DecemberE31, 1995 are as follows (in thousands):

                                  1995
                             ---------------
            1996                $ 5,870
            1997                  5,202
            1998                  4,200
            1999                  3,134
            2000                  1,514
            Thereafter              860
                             ---------------
                                $20,780
                             ===============
7. COMMITMENTS AND CONTINGENCIES

As of DecemberE31, 1995, NWI had total construction commitments of $11,228,000 on buildings under development.

NWI is involved in litigation arising in the ordinary course of business. Such matters, if decided adversely to NWI, would not, in the opinion of management, have a material adverse effect on the combined financial condition of NWI.

8. INCOME TAXES

The Partnership is not subject to federal or state income taxes as Partnership income or loss is reported by the individual partners in their respective tax returns. Accordingly, income taxes are not reflected in the accompanying combined financial statements of NWI related to the Partnership. Buckley is a taxable entity. In accordance with the provisions of the SFAS No. 109, Accounting for Income Taxes, current taxes have been attributed to the accounts of Buckley as if it were a separate tax payer. At December 31, 1994 and 1995 income tax expense of $39,000 and $102,000, respectively, has been reflected in the combined financial statements at statutory rates.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

Based on interest rates and other pertinent information available to NWI at December 31, 1995, NWI estimates that the carrying value of cash and cash equivalents, receivables, notes payable, line of credit borrowings and other liabilities approximate their fair values when compared to instruments of similar type, terms and maturity. The carrying amount of related party notes receivable and notes payable approximate fair value however, such amounts have not been revalued by a party independent of management.

Disclosure about fair value of financial instruments is based on pertinent information available to management as of December 31, 1995. Although management is not aware of any factors that would significantly affect its estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these combined financial statements since that date.

10. PROPOSED MERGER

On July 31, 1996, NWI announced it had reached an agreement to contribute substantially all of its assets and operations to a real estate investment trust (Weeks Corporation and its subsidiaries) in a staged transaction for aggregate consideration of approximately $120 million, upon its completion. The transaction is structured in the form of a merger of ownership interests. The initial closing, involving aggregate consideration of approximately $70 million, is expected to occur in November 1996.